EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIOS

The ratios of income to fixed charges have been computed on the basis of the total enterprise (as defined by the Commission) by dividing income before fixed charges and income taxes by fixed charges. Fixed charges consist of interest expense on all long-term and short-term borrowings, excluding or including interest on deposits as indicated below. The computations of other ratios are evident from the information presented in this Form 10-K and the Corporation’s 2001 Annual Report.

BANK ONE CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended 2001		Year Ended 2000(1)		Year Ended 1999		Year Ended 1998		Year Ended 1997
	(In millions, except ratios)
EXCLUDING INTEREST ON DEPOSITS:
Pretax income from continuing operations	$3,800		$(1,080)		$4,974		$4,465		$4,427
Earnings from unconsolidated entities under the equity method of accounting	(80)		(129)		(47)		34		(6)
Fixed charges, excluding capitalized interest	3,868		5,198		3,719		3,321		3,196

Adjusted pretax earnings base	7,588		3,989		8,646		7,820		7,617
Interest, excluding interest on deposits	3,771		5,105		3,622		3,235		3,096
Rental factor	96		93		97		90		100
Capitalized interest	4		9		2		3		(1)

Fixed charges	3,871		5,207		3,721		3,328		3,195
Consolidated ratios of earnings to fixed charges, excluding interest on deposits	2.0	x	0.8	x	2.3	x	2.3	x	2.4	x

INCLUDING INTEREST ON DEPOSITS:
Pretax income from continuing operations	3,800		(1,080)		4,974		4,465		4,427
Earnings from unconsolidated entities under the equity method of accounting	(80)		(129)		(47)		34		(6)
Fixed charges, excluding capitalized interest	8,763		11,335		8,370		8,286		8,183

Adjusted pretax earnings base	12,483		10,126		13,297		12,767		12,604
Interest, including interest on deposits	8,666		11,242		8,273		8,177		8,084
Rental factor	96		93		97		90		100
Capitalized interest	4		9		2		3		(1)

Fixed charges	8,766		11,344		8,372		8,270		8,183
Consolidated ratios of earnings to fixed charges, including interest on deposits	1.4	x	0.9	x	1.6	x	1.5	x	1.5	x

(1)	Results for the year ended December 31, 2000 were insufficient to cover fixed charges. The coverage deficiency was approximately $1.2 billion.